Subsidiaries of Murdock Communications Corporation


     As  of  December  31,  2000,  the  subsidiaries  of  Murdock Communications
Corporation  were  as  follows:

Name                                        Jurisdiction of Incorporation or Organization
------------------------------------------  ---------------------------------------------
MCC Acquisition Corp.                       Iowa
Priority International Communications Inc.  Texas
ATN Communications Incorporated             Delaware